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                                                                       EXHIBIT 2

                           OFFSHORE LOGISTICS, INC.
                                224 Rue de Jean
                          Lafayette, Louisiana 70505


                                                               December 19, 1996

                     Supplemental Letter Agreement to the
                 Master Agreement, made on December 12, 1996,
            among Caledonia Investments plc, Caledonia Industrial &
             Services Limited and the Other Parties Named Therein
                           (the "Master Agreement")


Caledonia Industrial & Services Limited
Cayzer House
1 Thomas More Street
London, E1 9AR
England

Gentlemen and Ladies:

        Reference is made to the captioned Master Agreement. Capitalized terms used herein and not otherwise herein defined shall have the meanings ascribed to such terms in the Master Agreement.

        Each of CIS and OLOG wish to supplement the Master Agreement as provided herein.

        1. Representations and warranties of OLOG. OLOG represents and warrants to CIS as follows:

                A. OLOG has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of the State of Delaware.

                B. Each of this letter agreement, the Master Agreement and the Registration Rights Agreement, dated the date hereof, between OLOG and CIS (the "Registration Rights Agreement") has been duly authorized, executed and delivered by OLOG; and OLOG has full corporate power and authority necessary to enter into this letter agreement, the Master Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder.


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                C. The Rights Agreement, dated as of February 29, 1996 (the
"Rights Agreement"), between OLOG and Chase Mellon Shareholder Services L.L.C. has been duly authorized, executed and delivered by OLOG, the Rights (as defined in the Rights Agreement) to be issued upon issuance of the OLOG Common Stock to be issued under the Master Agreement and to be issued upon issuance of shares of Common Stock ("Conversion Shares") of OLOG issuable upon conversion of any OLOG Loan Stock to be issued under the Master Agreement have been duly authorized and the Series A Junior Participating Preferred Stock to be issued upon exercise of the Rights has been duly authorized. Upon issuance of the OLOG Common Stock to be issued under the Master Agreement and/or upon issuance of any Conversion Shares (including one Right for each such share of OLOG Common Stock and each such Conversion Share, as the case may be), CIS (and each of its transferees of any such shares of OLOG Common Stock or Conversion Shares) will have all rights and powers and be subject to all other terms, conditions and restrictions as are available and applicable to a Rights holder under the Rights Agreement and no further action pursuant to the Rights Agreement on the part of OLOG or CIS is required to give effect to the foregoing.

                D. All corporate action required to be taken for the authorization, issuance and sale of the OLOG Common Stock to be issued under the Master Agreement (including one Right for each such share of OLOG Common Stock) has been validly and sufficiently taken. The shares of OLOG Common Stock to be issued under the Master Agreement and the Rights appertaining thereto have been duly authorized for issuance and sale to CIS pursuant to the Master Agreement and, against payment of the consideration set forth therein, such shares of OLOG Common Stock and such Rights will be validly issued, fully paid and nonassessable, and no holder thereof will be subject to personal liability solely by reason of being such a holder.

                E. The execution and delivery by OLOG of, and the full and timely performance by OLOG of its obligations under, each of this letter agreement, the Master Agreement and the Registration Rights Agreement, and the consummation of each of the transactions contemplated herein and therein:

                        1. have been duly authorized by all necessary corporate action on the part of OLOG;

                        2. do not and will not result in any violation of the certificate of incorporation or bylaws of OLOG; and

                        3. do not and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default

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under), or give rise to any right to accelerate the maturity or require the prepayment of any indebtedness under, or result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of OLOG under;

                            a. any indenture, mortgage, loan agreement, note,
lease, license, partnership agreement, franchise agreement or other agreement or instrument to which OLOG is a party or by which it may be bound or affected or to which any of its properties or assets may be subject, other than any such conflict, breach, default, acceleration, prepayment, lien, charge, encumbrance that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the consolidated business or operations of OLOG;

                            b. any existing applicable law, rule or regulation;
or

                            c. any judgment, order or decree of any government,
governmental instrumentality or court, domestic or foreign, having jurisdiction over OLOG or any of its properties.

                F. The shares of OLOG Common Stock to be issued pursuant to the Master Agreement:

                        1. will not have been, individually and collectively, issued or sold in violation of any preemptive or other similar rights of the holders of any securities of OLOG; and

                        2. are listed on, and will be, following the completion of the Restricted Period (as defined below), eligible for trading on, the National Association of Securities Dealers Automated Quotations system ("NASDAQ").

                G. OLOG is a reporting issuer and has filed all reports required to be filed by Section 13(a) or 15(d) of the United States Securities and Exchange Act of 1934, as amended (the "Exchange Act") during the preceding 12 months. None of such reports contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.

                H. The issuance and sale of the shares of OLOG Common Stock pursuant to the Master Agreement will be made in accordance with the provisions and requirements of Regulations S ("Regulation S") under the United States Securities Act of 1933, as amended (the "Securities Act"), and any applicable state law.

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            I.  No offer to buy the shares of OLOG Common Stock to be issued pursuant to the Master Agreement was made to OLOG by any person in the United States.

            J. None of OLOG, any affiliate of OLOG, or any person acting on behalf of OLOG or any such affiliate has engaged, or will engage, in any Directed Selling Efforts (as such term is defined under Regulation S) with respect to the shares of OLOG Common Stock to be issued pursuant to the Master Agreement.

            K. OLOG has not issued, and after the Completion Date will not issue, any stop transfer order or other order impeding the sale and delivery of the shares of OLOG Common Stock to be issued pursuant to the Master Agreement except for a stop order restricting the sale of such shares into the United States or to, or for the account or benefit of, U.S. Persons during the Restricted Period. Notwithstanding the foregoing provision, OLOG may place the following legend on the certificate(s) representing the shares of OLOG Common Stock to be issued pursuant to the Master Agreement:

        The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and have been sold in reliance on the exemption from registration provided by Regulation S under the Act ("Regulation S"). During the period prior to January 29, 1997 (the "Restricted Period"), the shares represented by this certificate may not be offered or sold, directly or indirectly, within the United States (as defined under Regulation S), to a U.S. Person (as defined under Regulation S) or for the account or benefit of a U.S. Person. The preceding sentence shall have no further effect subsequent to the expiration of the Restricted Period and thereafter this legend may be removed upon presentation of this certificate to the transfer agent for Offshore Logistics, Inc.

            L. OLOG has not offered to sell or sold any warrants convertible into shares of its common stock in a transaction involving Regulation S in the past year; and there are no outstanding warrants convertible into shares of its common stock which have been sold in a transaction involving Regulation S.

            M. OLOG hereby extends and makes to CIS, with respect to (i) the OLOG Loan Stock to be issued under the Master Agreement, (ii) each of the Conversion Shares and (iii) the Indenture, dated as of December 15, 1996 (the "Indenture") between OLOG and Fleet National Bank, as Trustee, the same representations and warranties as are made with respect thereto to the Purchasers (as such term is defined in the Purchase Agreement, dated December 11, 1996 (the "Purchase Agreement"), among OLOG and Jefferies & Company, Inc., Simmons & Company

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International and Johnson Rice & Company L.L.C.) under paragraph 1 of the
Purchase Agreement

        2. Covenants of OLOG. OLOG covenants and agrees with CIS to:

                A. continue to comply with all applicable reporting requirements of the Exchange Act;

                B. except for the sale of $87.5 million aggregate principal amount (subject to increase up to $98 million aggregate principal amount upon exercise of an overallotment option) of OLOG's 6% Convertible Subordinated Notes due 2006 as contemplated by that certain Offering Circular, dated December 11, 1996 (the "Offering Circular"), refrain from offering to sell or selling any shares of common stock, or warrants or other securities convertible into its common stock, in a transaction involving Regulation S for a period of 180 days following the Completion Date;

                C. ensure, to the extent such is within its control, that all Offering Restrictions (as such term is defined under Regulation S) applicable to the sale of shares of OLOG Common Stock to be issued pursuant to the Master Agreement are thoroughly complied with and satisfied;

                D. refrain from engaging, and ensure, to the extent such is within its control, that none of its affiliates will engage, in any Directed Selling Efforts with respect to the shares of OLOG Common Stock to be issued pursuant to the Master Agreement;

                E. cause its Board of Directors to take action prior to the close of business on the Completion Date to cause the number of directors constituting the full Board of Directors of OLOG at the Completion Date to be increased to ten persons, and to elect Peter N. Buckley and Jonathan H. Cartwright to the Board of Directors of OLOG (such increase and such elections to be subject to the consummation of the transactions under the Master Agreement). If during the period that CIS is entitled to have two designees on the Board of Directors of OLOG, any CIS designated director shall decline or be unable to serve as a director of OLOG, the remaining CIS designated director shall designate another person to serve in such person's stead. If during such period, any OLOG designated director shall decline or be unable to serve as a director of OLOG, a majority of the remaining OLOG designated directors shall designate another person to serve in such person's stead. OLOG shall take all appropriate action during such period to assist in the nomination for election as directors of OLOG of the CIS designees named above (or any successor chosen pursuant to this subsection 2(E)). The provisions of this subsection 2(G) shall remain applicable,

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and CIS shall be entitled under this subsection 2(E) to have two of its designees on the Board of Directors of OLOG, for so long as either (i) CIS shall own at least 1,000,000 shares of OLOG Common Stock or (ii) CIS shall own at least 49% of the total outstanding ordinary shares of Newco.

                OLOG shall promptly pay all reasonably out-of-pocket costs and expenses incurred by each of the CIS designees serving as directors of OLOG in attending meetings of OLOG's Board of Directors (it being understood and agreed by OLOG that first-class, round trip air fare and the cost of first-class hotel accommodations constitute reasonable out-of-pocket costs and expenses). Further OLOG shall (i) at OLOG's sole cost and expenses, maintain directors liability insurance coverage for the benefit of CIS's designees to the same extent, and on terms no less favorable, than such insurance coverage is maintained for the benefit of other OLOG directors and (ii) pay directors' fees to CIS's designees on terms (including as to amount and the timing of payment) no less favorable than those pursuant to which directors' fees are paid to other OLOG directors.

           F. indemnify and hold harmless CIS and each other person, if any, who controls CIS within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which CIS or such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Circular, the Preliminary Offering Circular, any Additional Issuer Information or any Exchange Act Reports (as each of such terms is defined in the Offering Circular), or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse CIS and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. OLOG acknowledges and agrees (i) that neither CIS nor any person who controls CIS has furnished any information in writing for use in the Offering Circular, the Preliminary Offering Circular, any Additional Issuer Information or any Exchange Act Reports and (ii) accordingly, that OLOG shall at all times refrain from alleging or stating otherwise for any reason whatsoever (including, without limitation, for the reason of exculpating OLOG from, or otherwise diminishing, OLOG's indemnity obligations hereunder and any contribution obligations OLOG may have under the third succeeding paragraph of this subsection 2(F)).

        Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indem-

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nified party shall, if a claim in respect thereof is to be made against OLOG hereunder, notify OLOG in writing thereof, but the omission so to notify OLOG shall not relieve it from any liability which it may have to any indemnified party other than under this subsection 2(F). In case any such action shall be brought against any indemnified party and it shall notify OLOG of the commencement thereof, OLOG shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from OLOG to such indemnified party of its election so to assume and undertake the defense thereof, OLOG shall not be liable to such indemnified party under this subsection 2(F) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that, if the defendants in any such action include both the indemnified party and OLOG and the indemnified party shall have reasonably concluded that there may be reasonable defense available to it which are different from or additional to those available to OLOG, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of OLOG, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by OLOG as incurred.

        Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) OLOG shall have failed to retain counsel for the indemnified person as aforesaid or (ii) OLOG and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that OLOG shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. OLOG shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, OLOG agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

        If the indemnification provided for in the first paragraph of this subsection 2(H) is unavailable or insufficient to hold harmless an indemnified party under such paragraph in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then OLOG shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions as appropriate to

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reflect the fault on the part of OLOG, on the one hand, and the absence of any fault on part of the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions. The relative fault shall be determined by reference to, among other things, the fact that any such untrue or alleged untrue statement of a material in no way relates to information supplied by the indemnified party. OLOG and CIS agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by any method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

        3. Representation and Warranty of CIS. CIS represents and warrants to OLOG that none of CIS, any affiliate of CIS or any person acting on behalf of CIS or any such affiliate has engaged, or will engage, in any Directed Selling Efforts with respect to the shares of OLOG Common Stock to be issued pursuant to the Master Agreement.

        4. Covenant of CIS. CIS covenants and agrees with OLOG to:

                A. ensure, to the extent such is within its control, that all Offering Restrictions applicable to the sale of shares of OLOG Common Stock to be issued pursuant to the Master Agreement are thoroughly complied with and satisfied; and

                B. refrain from engaging, and ensure, to the extent such is within its control, that none of its affiliates will engage, in any Directed Selling Efforts with respect to the shares of OLOG Common Stock to be issued pursuant to the Master Agreement.

        5. Governing Law, Etc. This letter agreement shall be governed by, and construed in accordance with, English law. Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute of difference concerning this letter agreement and any matter arising therefrom. Each party irrevocably waives any right to claim that the action has been brought in an inconvenient forum,or to claim that those Courts do not have jurisdiction. Each of the parties agrees that any document in an action (including, but not limited to, any writ of summons or other originating process

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or any third or other party notice) may be served on any party by being delivered to or left at its address for service of notices under Clause 12 of the Master Agreement.

        If the foregoing correctly sets forth our understanding of the subject matter hereof, kindly so indicate by signing this letter agreement and the accompanying duplicate copy hereof and returning such signed duplicate to the undersigned, whereupon this letter agreement will constitute our binding agreement concerning it subject matter.

                                        Very truly yours,

                                        OFFSHORE LOGISTICS, INC.


                                   By:  [Signature appears here]
                                        --------------------------------

AGREED AND ACCEPTED
as of the date first
above written:

CALEDONIA INDUSTRIAL &
 SERVICES LIMITED



By: [Signature appears here]
    ------------------------------



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